Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-287768 and 333-280394 on Form S-3 and Registration Statement Nos. 333-277741, 333-274745, 333-237116, and 333-225972 on Form S-8 of our reports dated November 19, 2025 relating to the financial statements of BrightView Holdings, Inc. and the effectiveness of BrightView Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of BrightView Holdings, Inc. for the fiscal year ended September 30, 2025.

/S/ Deloitte & Touche LLP

Philadelphia, PA

November 13, 2024